Exhibit 10.1

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this date December 28, 2023 by and between Orgenesis INC., a Nevada corporation, with a business address at 20271 Goldenrod Lane, Germantown, MD 20876 (the “Company”), and Victor Miller of 230 9th Street, Wilmette, IL 60091 (the “Employee”).

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the parties desire to state the terms and conditions of the Employee’s employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Position. The Employee shall serve in the position described in Exhibit A. In such position the Employee shall perform such duties as are assigned to the Employee from time to time. The Employee shall report regularly and shall be subject to the direction and control of the Company’s management and specifically under the direction of the person holding the position specified in Exhibit A.

3.	Full Time Employment. The Employee will be employed on a full-time basis. The Employee shall devote the Employee’s entire business time and attention to the business of the Company and shall not engage in any other paid or unpaid employment or business activity, except with the prior written consent of the Company. Except as otherwise set forth herein, the Employee shall not become a member of a board of directors, advisory committee or any similar committee of companies which are not affiliated with the Company without prior consent of the Company, which shall not be unreasonably withheld. In addition, publications and speeches, which may affect the interests of the Company, shall require prior consent and approval of the Company. The consent may be revoked at any time.

Notwithstanding the foregoing, the Employee shall not be prohibited from owning up to 2% of the capital stock of any entity that is publicly traded on a U.S. national stock exchange or quotation system so long as such ownership does not interfere with Employee’s duties and obligations hereunder.

4.	Location. The Employee’s regular place of work shall be from his home office at 230 9th Street, Wilmette, Illinois. The Employee understands and agrees that this position shall involve domestic and international travel.

5.	Compensation and Benefits

5.1.	In consideration for the Employee’s services, and subject to the fulfillment of all the Employee’s duties and obligations under this Agreement, the Employee shall be entitled, during the period of his employment, to receive the Salary and benefits, as detailed in and in accordance with the terms set forth in Exhibit A.

5.2.	In addition, as a regular employee of the Company, the Employee will be eligible to participate in a number of Company-sponsored benefits, including group medical insurance and a 401(k) plan. The Company’s benefits, payroll and other human resource management services are provided through Insperity, a professional employer organization (“PEO”). As a result of the Company’s agreement with PEO, PEO will be considered the employer of record for these purposes. However, the Company will be the Employee’s employer for purposes of supervising the Employee’s work, reviewing the Employee’s performance, setting the Employee’s schedule and otherwise directing the Employee’s work at the Company.

6.	Employee’s Representations and Undertakings

6.1.	The Employee represents that the Employee has the knowledge, abilities and skills required to perform the duties of his position. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company’s best interests.

6.2.	The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way constitute or raise a conflict of interest.

6.3.	The employment is conditional at all times on the Employee’s eligibility to work for the Company in the United States in accordance with federal law, and the Employee shall notify the company 3 months ahead of any change in the Employee’s eligibility to work for the Company in the United States. The Company assumes no responsibility whatsoever if any work permit (if required) or any other required employment authorization is not available (on the Commencement Date or at any other date during the term of employment or is not available at all), and to any consequences of such circumstances.

6.4.	During the term of employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the Employee’s position in the Company.

6.5.	The Employee shall follow all Company’s instructions, guidelines, rules and regulations, policies and decisions, including the Company’s Code of Conduct, Whistle Blowing Policy, and any Company Handbook, as shall be determined, changed and/or updated from time to time, with regard to his employment with the Company and/or the fulfillment of his position.

6.6.	The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as “Other Employers”), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

6.7.	The Employee undertakes (i) to take all necessary steps and actions, in the framework of his position, to protect and prevent damage to the Company’s property, rights, interests, standing and reputation, including without limitation, to the extent required in the framework of his position, by representing the Company in a reputable and worthy manner, (ii) to assist the Company, at its request, in any action in which the Company is involved, and, unless required by law, not to assist any action brought against the Company, all except for any actions of the Employee against the Company, and (iii) not to make any representations, or give any guaranties on behalf of the Company, except as authorized to by the Company.

6.8.	During the term of the Employee’s engagement with the Company the Employee shall not make any statements, whether verbally or in writing (including in social media or electronic communications) or shall engage in any conduct, that are disparaging of, or adverse to the interest of, the Company, its affiliates, or their respective stockholders, officers, directors, managers, advisors, employees or agents, or the reputation of any of the foregoing. This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company and/or its affiliates.

7.	Personal Agreement

This Agreement is personal to the Employee, and exclusively defines the entire relationship between the Company and the Employee and contains all compensation and/or benefits and/or other conditions of any kind to which the Employee is entitled from the Company. This Agreement supersedes all prior agreements, understandings, and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

The Employee shall not be entitled to, and may request but shall not demand as a condition of continued employment, any other remuneration and/or benefit from the Company, unless explicitly provided for hereunder, and no practice and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Employee and the Company, unless explicitly incorporated into this Agreement, and only to the extent so incorporated. If the Company grants to the Employee, on any occasion, a benefit, of any kind, which is not specified in this Agreement, each such grant shall be deemed a non-recurring event and shall neither give rise to any new right of the Employee, nor constitute a practice and/or custom and/or precedent between the parties which shall obligate the Company on any additional and/or other occasions.

8.	Term of Employment

8.1.	The Employee’s employment by the Company shall commence on the date set forth in Exhibit A (the “Commencement Date”), and shall continue in full force and effect until terminated pursuant to the terms determined under Exhibit A.

8.2.	This agreement and Employee’s continued employment are contingent on Employee’s obtaining and maintaining legal authorization to work for the Company in the United States, and the Company reserves the right to terminate this Agreement if required employment authorization is not available at any point during employment.

8.3.	The Employee undertakes that immediately upon the termination of his employment with the Company, for any reason, the Employee shall act as follows:

8.3.1.	The Employee shall deliver and/or return to the Company all the documents, CD’s or other magnetic media, letters, notes, reports and other papers in the Employee’s possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and/or other property belonging to the Company, which was placed at the Employee’s disposal, including any computer equipment, telephone equipment, the Employee ID badge or other equipment, in good condition (normal wear and tear excepted). The Employee shall not have any lien or other similar right over any equipment and/or other property belonging to the Company.

8.3.2.	The Employee shall delete any information relating to the Company or its business from the Employee’s personal computer or other devices, if any;

8.3.3.	The Employee shall coordinate the termination of his employment with his supervisors, and the Employee shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by the Employee’s supervisors, all documents and information and all matters which with he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

9.	Company’s Computers

9.1.	The e-mail account provided to the Employee by the Company upon the commencement of employment is a professional e-mail account, designated to be used by the Employee only for the purpose of performing the Employee’s work in the Company and the Employee is required to use it only for professional purposes.

9.2.	In order to protect Company’s confidential information and prevent impairments, computer viruses and transfer of illegal information and/or software and/or copyright infringement and/or destruction to computer web traffic and/or damages to Company’s communication and/or Company’s reputation and/or any other damages to the Company’s business and/or its ongoing business and its customers’ relations and in order to verify that the use of the Company’s computer systems is being done for work purposes and conducted in accordance with the applicable Company’s policies, and in order to prevent the Company’s exposure to any damage due to unauthorized use of Company’s computer network and communication system, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by an employee by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems may be subject to monitoring at any and all times and by any lawful means. Furthermore, the Company performs various backups of all information transferred through the Company’s computer network systems.

9.3.	Monitoring shall be performed at all times without prior notice and by various means. Monitoring can be done either by technological means, with regard to traffic volume and content traffic or by human resources, to the extent necessary where it is being suspected that the Company’s policies were breached and/or where there is a need to locate information for ongoing work purposes, need to attend technical malfunctions and/or any other need required for professional and business needs.

9.4.	The Company reserves the right to take control of the computer means provided to the Employee in order to perform his work at all times and without prior notice, and to block any access to it, in order to protect the Company’s rights, attending technical malfunctions and for any other professional and/or business purposes.

9.5.	To avoid any inconvenience and to assure professional usage of the Company’s computers, including the electronic e-mail systems, the web, the Company’s communication means and the professional e-mail provided to the Employee in order to perform the Employee’s work, the Employee shall refrain from transferring and/or saving any personal information to the Company’s network, or servers or the Employee’s professional e-mail account.

9.6.	The Employee understands and freely acknowledges that the Company, as an organization whose work is conducted via computer means, is obligated, in order to guard proper management of its business, to monitor its computer resources as outlined in this Agreement. The Employee acknowledges and consents to the monitoring set forth in this Agreement and in Company’s policies.

9.7.	Nothing herein diminishes from the Employee’s right to use personal e-mail without using Company’s property, servers, or networks including, without limitation, any laptop computer, telephone, or other equipment provided by the Company to the Employee. Such personal e-mail shall not be subject to the Company’s monitoring and controlling means compelling all traffic that passes through the Company’s computers.

9.8.	The Employee is aware of and agrees that the Company is entitled to use the information transferred in its computers and communication networks to any lawful use, for the purpose of protecting its rights, at any and all times, without prior notice.

10.	Personal Information

10.1.	The Employee understands that, as part of its employment practices, the Company holds or may hold data that identifies the Employee or the Employee’s dependents or other relatives (“Personally Identifiable Information”). The Employee understands and agrees that the Company uses such Personally Identifiable Information for relevant, appropriate, and customary purposes, including: (1) recruitment and staffing; (2) administration of compensation, benefit programs, payroll and other employee-related administration; (3) performance management, education and training; (4) advancement and succession planning; (5) legal compliance and risk management; (6) workplace management; (7) to protect the Company, the Employee, its workforce, and the public against injury, theft, legal liability, fraud, or abuse; and, (8) legal and reasonable business-related purposes (hereafter collectively referred to as the “Purposes”). Personally Identifiable Information will not be used for other Purposes without the prior consent of the Employee.

10.2.	The Employee represents and agrees that (i) the Employee shall adhere to Company’s Privacy Policies, and (ii) the Employees hall cooperate with Company’s audit efforts relating to privacy, (iii) he is duly authorized to provide Personally Identifiable Information to the Company, (iv) the Employee authorizes the Company to use and disclose such information to any entity within the Orgenesis multi-national group (the “Group”) and its subcontractors, including transferring such information to countries outside of the country of origin and saving such information in the databases of the Group, to process such information for the Purposes defined above, and (v) the Employee authorizes the Company and the Group to disclose Personally Identifiable Information as shall be required for the Purposes.

11.	Confidentiality, Non-Competition and Intellectual Property Assignment

11.1.	In consideration for employment or continued employment with the Company, and as a condition to such employment, the Employee shall execute the Statement of Undertaking –Confidentiality, Non-Compete and Intellectual Property attached hereto as Exhibit B and constituting an integral part of this Agreement.

12.	Miscellaneous

12.1.	The laws of the State of Illinois shall apply to this Agreement. The state and federal courts sitting in Cook County, Illinois shall have jurisdiction over any matter arising out of or in connection with this Agreement.

12.2.	No failure, delay, or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

12.3.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

12.4.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

12.5.	The Employee acknowledges and confirms that all terms of the Employee’s employment are personal and confidential and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

12.6.	Within the limits prescribed by law and is accordance with this Agreement, the Company reserves the right to change the Employee’s duties, reporting, and compensation, and the Company’s employee benefit plans and other policies, to reflect the Company’s evolving business needs.

12.7.	The Company may choose to transfer the Employee’s employment and assign this Agreement to an affiliate of the Company. Any affiliate to which this Agreement is so assigned shall be treated as the “Company” for all purposes of this Agreement on or after the date as of which such assignment to the affiliate.

This Agreement may be executed in counterparts, and/or by scanned email copy, with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together, shall be deemed an original and shall constitute one and the same document.

EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT TO ANY OTHER LANGUAGE. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED THE EMPLOYEE THAT THE EMPLOYEE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT THE EMPLOYEE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Orgenesis INC		Name: Victor Miller

By:	Vered Caplan
Title:	CEO

Exhibit A (A2)

Exhibit A - Employment Conditions Summary Table (A2)

Employee Name	Victor Miller

Address	230 9th Street, Wilmette, IL 60091

Position	Chief Financial Officer

Under the Direction of	Chief Executive Officer

Commencement Date	January 2, 2024

Annualized Base Salary	US$335,000-

Option grant to purchase common stock in the Company

A. Initial grant

200,000 options, vesting in 8 equal instalments at the end of each calendar quarter following the start of employment, over 2 years. For clarity, the first tranche to vest March 31, 2024.

B. Grants after shareholder approval for increased options pool

1. 200,000 options (or RSUs, at the Employee’s discretion), vesting in 16 equal instalments at the end of each calendar quarter following the grant date, over 4 years. For clarity, the first tranche to vest at the end of the calendar quarter in which the grant is given.

2. Annual grant

At the end of each year of employment: a minimum of 95,000 options (or RSUs, at the Employee’s discretion), vesting in 16 equal instalments at the end of each calendar quarter following grant date, over 4 years.A good faith effort will be made to get the shareholder approval no later than June 30, 2024.

C. Terms applicable to all grants

For clarity, all option/RSU amounts to be adjusted as appropriate for any splits or reverse splits.

Upon a Change in Control, all unvested options and/or RSU’s will vest immediately.

For purposes of this clause, “Change in Control” will be deemed to occur upon the earlier of:

(i) any sale of the equity securities of the Company to any person or group of persons acting in concert, after which the shareholders of the Company as of immediately prior to such sale no longer own a majority of the outstanding equity securities of the Company or its successor;

(ii) any sale of all or substantially all of the assets of the Company (other than in a spin-off or similar transaction) to any person or group of persons acting in concert who did not, prior to such sale, hold a majority of the outstanding equity securities of the Company.

As a limited exception to the foregoing, a transaction will not be considered a Change in Control if its primary purpose is to remove the Company’s stock from trading on the public markets.

Annual Paid Time Off (PTO)	24 days; accruing at the rate of 2 days per month

Resignation notice

To assist in a smooth transition, Employee agrees to provide at least 60 days’ notice of his intention to separate from employment. As compensation for his providing 60 days’ notice, 60,000 unvested options will immediately vest on the 60th day of the notice termination.

If the Company terminates the Employee without Cause, the Company agrees to provide at least 60 days’ notice and the Employee agrees to continue his services during the notice period, in consideration for which 60,000 unvested options will immediately vest. The Company may, however, terminate Employee’s employment at any time during the notice period subject to its business needs, and if it so elects, and provided such termination was not for Cause, the 60,000 unvested options will immediately vest.

Severance Benefits	As provided in Section 5 of Exhibit A: Employment Conditions

Annual bonus	Target bonus equal to 40% of Annualized Base Salary dependent on achievement of personal and Company goals
Permission to serve on other Boards of directors	Notwithstanding anything to the contrary in this Agreement, Employee will be permitted to serve on the board of directors of up to 2 other companies, provided that 1) that such service does not compromise in any way the Employee’s obligations under this agreement, 2) such companies are not, in the judgment of the Board, competitors of the Company, and 3) Employee provides disclosure of the additional boards on which he wishes to serve to the Company

Employment will be at-will, meaning that either the Employee or the Company may terminate the employment relationship at any time, with or without cause, upon written termination notice as indicated above.

Orgenesis INC.		Victor Miller

By:	Vered Caplan
Title:	CEO

Exhibit A Employment Conditions

This Exhibit A constitutes an integral part of the Employment Agreement (the “Agreement”) entered into on December 28, 2023 by and between INC (the “Company”), and Victor Miller of 230 9th Street, Wilmette, IL 60091 (the “Employee”).

Capitalized terms used and not otherwise defined herein shall have the respective meaning assigned to them in the Agreement.

1.	The Employee’s Position

1.1.	The Employee shall be employed in the position indicated in the Employment Conditions Summary Table above.

2.	Exempt Employee

2.1.	This is a salaried exempt position, which is not subject to federal and state overtime laws. The Employee will not be eligible to receive overtime pay for hours worked.

3.	Salary

3.1.	In consideration for the Employee’s services, the Company shall pay to the Employee an initial gross base salary in the amount indicated in the Employment Conditions Summary Table above (the “Salary”). The Employee’s Salary may be subject to periodic increases at the Company’s discretion.

3.2.	The Salary shall be paid to the Employee in accordance with the Company’s usual payroll schedule for exempt employees.

3.3.	All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes and employment-related deductions.

4.	Additional Benefits

4.1.	Expenses. The Company will promptly reimburse the Employee for all business expenses borne by the Employee, provided that such expenses were either consistent with the Company’s policy as amended from time to time or approved in advance by the Company, and against valid invoices therefore furnished by the Employee to the Company. For the elimination of doubt, employee is not entitled to any expense refund or compensation for work on his home office, unless explicitly mentioned in this agreement or subsequently agreed to in writing by the Company.

4.2.	Paid Time Off. In addition to 11 paid holiday days per year on which the Company’s offices are closed, the Employee shall be entitled to paid time off as indicated in the Employment Conditions Summary Table above, as coordinated with the Company (the “Annual PTO”). In the event that the demands of the Employee’s activities shall preclude or limit the Employee’s ability to actually use such paid time off in any specific year, the Employee will be entitled to accrue up to a maximum of the number of days of the Annual PTO (the “Maximum”). If the Employee’s accrues the Maximum number of paid time off days, the Employee will cease to accrue further paid time off until the Employee shall have taken time off and the accrual is below the Maximum.

4.3.	Sick Days. The Employee shall be entitled to five (5) days of sick leave per calendar year. The Employee shall notify the Company, immediately, of any absence due to sickness and, if requested by the Company, furnish the Company with an applicable medical certificate to approve it. Absence without providing an applicable medical certificate upon request shall be considered as absence due to vacation. Sick days do not roll over to subsequent calendar years.

4.4.	Travel Expenses. The Employee shall be entitled to reimbursement of travel expenses as indicated in the Employment Conditions Summary Table above and in accordance with Company policy.

4.5.	Options. Pending the approval of the Company’s Board of Directors, the Company will grant the Employee an option to purchase shares of the Company’s common stock in the amount indicated in the Employment Conditions Summary Table above (the “Option”). The Option grant will be subject to the terms and conditions of the option plan and of the option agreement to be signed between the parties, which will include all terms and condition of the Option, including, without the limitation, the exercise price and the vesting schedule of the Options. No right to any option is earned or accrued until such time that vesting occurs according to the option agreement, nor does the grant confer any right to continued vesting or employment. In the event of a contradiction between this agreement and the options agreement, the terms of the options agreement will prevail.

4.6.	Annual Bonus. The Employee shall be eligible for an annual bonus, should the Employee and the Company meet the annual objectives determined by Company’s Board of Directors (the “Board”) for the applicable calendar year (the “Bonus”). The Bonus amount shall be determined by the Board, in its full discretion. Any Annual Bonus shall be paid no later than January 15th of the calendar year following the calendar year to which such bonus relates. Notwithstanding anything to the contrary, in light of the unique nature of the Bonus, such bonus or any part thereof shall not be deemed part of Employee’s Salary for purposes of calculating any other benefits hereunder, including, without limitation, any severance payments.

4.7.	Annual review. Company will conduct an annual performance review with Employee, and its sole discretion may agree to grant Salary and / or benefits increases.

5.	Employment Period, Termination, and Severance pay

5.1.	The term of the Agreement and the employment of the Employee hereunder, shall commence on the date indicated in the Employment Conditions Summary Table above (the “Commencement Date”).

5.2.	The employment will be at-will, meaning that either the Employee or the Company may terminate the employment relationship at any time, with or without cause, according to the notice period in Appendix A.

5.3.	In the event that the Employee is terminated by the Company without Cause, or the Employee resigns for Good Reason, then, in addition to the Employee being entitled to any accrued obligations, and subject to (i) the Employee signing a commercially reasonable general release of claims, and (ii) such separation agreement becoming irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the separation agreement):

a)	the Company shall pay the Employee an amount equal to four (4) months of Salary, to be increased annually by one (1) month on the anniversary of the Commencement Date up to a maximum of six (6) months (the “Severance Amount”); and

b)	subject to the Employee’s copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) Employee’s eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of Employee’s continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments, if to the Employee, shall be subject to tax related deductions and withholdings and paid on the Company’s regular payroll dates. In any event all health and 401K benefits are subject to the limits as per the Company’s benefit plans with Insperity.

The term “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (i) a material diminution in the Employee’s responsibilities, authority or duties; (ii) a diminution in the Employee’s Base Salary except for across-the-board salary reductions of similar magnitude based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal office of the Company to which the Employee is assigned, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Employee’s principal residence as of such change; or (iv) the material breach of this Agreement by the Company. Employee shall notify the Company in writing of the first occurrence of a Good Reason condition within 30 days of such occurrence, whereby which the Company shall have 30 days to remedy such Good Reason condition before the Employee shall be entitled to any Severance Amount.

The amounts payable under this Section 5.3, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice commencing within 60 days after the date of termination.

For the avoidance of doubt, if employment ends due to the Employee’s voluntary resignation, termination by the Company for Cause, death or disability, the Employee will receive the accrued obligations (i.e., those payments and benefits previously earned or otherwise required by law to be given) but will not be eligible for severance pay and benefits, whether pursuant to this Section 5 or otherwise.

6.	Section 409A

It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder (“Section 409A”), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). To that effect, each installment, if any, of the payments, benefits, and other amounts shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent expressly permitted under Section 409A. Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon Employee in connection with payments made in accordance with this Agreement and with Section 409A, and shall indemnify and hold the Company harmless from any or all of such taxes or penalties. Notwithstanding anything in this Agreement to the contrary, in the event that Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six months after the date of Employee’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Employee’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

7.	Indemnification

7.1.	In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Employee or by or on behalf of the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee’s employment hereunder, by reason of the fact that the Employee is or was a director, officer, employee, or contractor of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, or by reason that the Employee provided any activities in furtherance of his duties under this Agreement, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted by law, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Reasonable costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement.

7.2.	The Company shall ensure that a customary and adequate occurrence-based Directors and Officers liability insurance policy is in place insuring against any claims that may be brought against the Employee in the performance of the Employee’s duties under this Agreement or as otherwise connected to acting on behalf of or for the benefit of the Company, subject to the limitations set forth in such policy. The provisions of this Agreement shall survive the termination of the Employee’s employment to the extent necessary to effectuate the terms contained herein.

Orgenesis INC			Name of Employee: Victor Miller

By:	Vered Caplan	Sign:
Title:	CEO

Exhibit B

EMPLOYEE COVENANTS AGREEMENT

I am about to become a paid employee of Orgenesis, Inc., a Nevada corporation, or one of its U.S. subsidiaries (the “Company”). I am making this Agreement in consideration of my employment by the Company, and the compensation and benefits afforded to me in connection with that employment.

1. Confidentiality. While working for the Company, I may develop or have developed or acquire or have acquired knowledge in my work or from my colleagues or others of confidential, secret, and proprietary documents, materials, data, and other information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, of and relating to the Company, its business or prospective business, or its existing and prospective customers, suppliers, investors or its or their respective affiliates (“Confidential Information”). I further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Company will cause irreparable harm to the Employer, for which remedies at law will not be adequate. For purposes of this Agreement, Confidential Information includes, but is not limited to, all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, processes, practices, methods, policies, procedures, plans, publications, reports, proposals, concepts documents, research, operations, services, strategies, techniques, applications, agreements, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, databases, manuals, records, articles, files, systems, material, biological material, sources of material, supplier information, vendor information, pricing information, memoranda, personnel information, employee lists, supplier lists, vendor lists, product plans, designs, styles, inventions, unpublished patent applications, discoveries, products, improvements, modifications, experimental processes, experimental results, specifications, customer information, customer lists, distributor lists, insurance reimbursement procedures or information, patient information and personal health information . Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of my direct or indirect act or omission.

With respect to all Confidential Information, I agree that:

(a) I will use it only in the performance of my duties for the Company. I will not use it at any time (during or after my employment) for my personal benefit, for the benefit of any other person or firm, or in any manner adverse to the interests of the Company or its affiliates;

(b) I will not disclose it at any time (during or after my employment) except to authorized Company personnel, unless the Company expressly consents in advance in writing or unless the information becomes clearly of public knowledge or enters the public domain (other than through an unauthorized disclosure by me or through a disclosure not by me which I knew or reasonably should have known was an unauthorized disclosure), or is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order;

(c) I will safeguard it by all reasonable steps and abide by all policies and procedures of the Company and its customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes;

(d) I will execute and abide by all confidentiality agreements which the Company reasonably requests me to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate or an actual or a potential customer thereof; and

(e) I will return all materials containing or relating to Confidential Information, together with all other Company or customer property (including, without limitation, laptop computers, cell phones and other equipment) to the Company, when my employment with the Company terminates or otherwise on demand and, at that time I will certify to the Company, in writing, that I have complied with this Agreement. I shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Company, its customers or its or their respective affiliates.

2. Permitted Disclosures. Nothing in this Agreement prohibits or restricts me or my attorney from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), or any other federal or state regulatory authority (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any Government Agencies.

3. Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement: (a) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) in a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

4. Contributions and Inventions. While employed by the Company, I may make Contributions and Inventions of value to it. The terms “Contributions” and “Inventions” are understood to include (i) all inventions, ideas, formulae, works, modifications, processes, discoveries, technology, techniques, designs, methods, trade secrets, technical specifications and data, know- how, show-how, concepts, expressions, creations, improvements, writings, works of authorship, ideas and other developments, whether or not they are patentable or copyrightable or subject to analogous protection and regardless of their form or state of development, and whether or not I have made them alone or with others, (ii) all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof, and (iii) all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof.

This Agreement covers Contributions and Inventions of any kind that are conceived or made by me, during hours that I am working for the Company at my place of work whether located at the Company, customer facilities, at home or elsewhere, alone or with others, while I am employed by the Company. This Agreement also covers Contributions and Inventions, regardless of whether they are conceived or made during regular working hours or at my place of work, (i) that relate to the Company’s business or potential business, or the Company’s research and development, (ii) result from tasks assigned to me by the Company, or (iii) that are conceived or made with the use of the Company’s time, facilities, equipment, materials or resources.

With respect to Contributions or Inventions covered by this Agreement, I agree that:

(a) I will disclose them promptly to the Company. I will not disclose them to anyone other than authorized Company personnel;

(b) They will belong solely to the Company from conception as “works made for hire” (as that term is used under U.S. copyright law) or otherwise. To the extent that title to any such Contributions or Inventions do not, by operation of law, vest in the Company, I hereby irrevocably assign to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that I may have or may acquire in and to all such Contribution and Inventions, benefits and/or rights resulting therefrom, and agree to promptly execute any further specific assignments related to such Contributions or Inventions, benefits and/or rights at the request of the Company.

(c) I will, at any time, either during the time I am employed or thereafter, assist the Company in obtaining, perfecting, transferring, maintaining, protecting and enforcing patent, copyright, trademark, mask works and other appropriate protection for them in all countries, at the Company’s expense. In the event that the Company is unable to secure my signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Contribution or an Invention, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in fact, to act for an on my behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by me. The power of attorney is coupled with an interest and shall not be impacted by my subsequent incapacity.

(d) To the extent any copyrights are assigned under this Agreement, I hereby irrevocably waive, to the extent permitted by applicable law, any and all claims I may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to any Contribution or Invention.

(e) Any Contributions or Inventions relating to the business of the Company and disclosed to the Company within 6 months following the termination of my employment shall be deemed to fall within the provisions of this Section 4. The “business of the Company” as used in this Section 4 includes the actual business conducted by the Company at any time during my employment with the Company, as well as any business in which the Company, at any time during my employment with the Company, proposed or proposes to engage.

5. Obligations to Prior Employers or Others. Except for those described below (if any), I do not have any non-disclosure, non-compete or other obligations to any previous employer or other person or entity that would conflict with my obligations under this Agreement or the performance of my duties for the Company. I have previously provided copies of each of the agreements described below, if any, to the Company. I shall not disclose to the Company or its customers or induce or cause the Company or its customers to use any secret or confidential information or material belonging to others, including my former employers, if any.

LIST ANY EXCEPTIONS:

6. Excluded Information. A complete list, by non-confidential descriptive title of all Inventions, ideas, reports and other creative works, if any, made or conceived by me prior to my employment by the Company, and intended to be excluded from this Agreement, is set forth below. I will not assert any rights under any Inventions as having been made or acquired by me prior to my being employed by Company, unless such inventions are identified below.

LIST ANY EXCEPTIONS:

7. Covenants Against Competition and Solicitation.

(a) I agree that during the course of my employment with the Company, as well as any subsequent engagement by the Company as a service provider, and, at the election of the Company following termination of employment for any reason, for a period of one (1) year immediately following the termination of such employment or engagement (collectively, the “Restricted Period”), I will not, without the express prior written consent of the Company, anywhere in the Restricted Territory (as defined below), either directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (i) assist in, engage in, operate, prepare to operate, conduct, or otherwise be connected to or benefit from any Competitive Business (as defined below); (ii) own, finance, or invest in (except as the holder of not more than 1% of the outstanding shares of any publicly traded corporation) any Competitive Business; or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in any Competitive Business (whether as an employee, consultant, contractor, partner, officer, director, or otherwise), in each case, (x) which involves (whether as a result of my activities, the activities of the Competitive Business, or otherwise) the same or similar types of services I performed for the Company at any time during the last two years of my employment with (or service to) the Company or (y) if I could reasonably be expected to use or disclose Confidential Information.

For the avoidance of doubt, the non-competition obligations set forth in this Section 7(a) prohibit me from providing to or for any Competitive Business any services that are the same or similar types of services I performed for the Company at any time during the last two years of my employment with the Company.

(i) The term “Applicable Affiliate” means any entity that was an Affiliate (as defined below) of the Company during my employment or engagement and to whom I provided material services during my employment or engagement, as determined by the Company.

(ii) The term “Cause” means (i) my commission of fraud, embezzlement, or other material, intentional act or omission involving dishonesty in connection with my employment by the Company; (ii) a material violation by me of the Company’s personnel policies, my ethical obligations, or applicable laws or regulations; or (iii) my repeated failure or refusal to obey the reasonable and lawful directions of the CEO or the Company’s Board of Directors.

(iii) The term “Competitive Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any Applicable Affiliate, in each case, at any time during my employment or engagement with the Company, including but not limited to, a business that develops and/or commercializes cell and tissue therapies.

(iv) The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two (2) years of my employment or engagement with the Company or (ii) the Company or any Applicable Affiliate develops, manufactures, markets, licenses, sells, or provides any product or service, or plans to do any of the forgoing, in each case, as of the time my employment or engagement with the Company terminated.

(b) Intentionally omitted.

(c) Garden Leave. If the Company elects to enforce the non-competition obligations set forth in Section 7(a) above following the termination of my employment or engagement with the Company, and subject to my execution, delivery, and non-revocation of a commercially reasonable general release of claims, the Company agrees to pay me during the post-termination Restricted Period at a rate that equals one-hundred percent (100%) of my highest annualized base salary within the two (2) years prior to my termination, less applicable taxes and withholdings, in accordance with the Company’s regular payroll procedure (which shall reduce any severance pay I may receive from the Company); provided, however, the Company shall not be required to provide such pay (i) if I violate any of my non-competition covenants set forth in Section 7a) as reasonably determined by the Company; (ii) during any Restricted Period that has been increased beyond one (1) year post-termination for the reasons set forth in Section 7(b), or (iii) for the avoidance of doubt, if the Company elects to waive the non-competition restrictions pursuant to Section 9 hereof. I expressly acknowledge and agree that, in the event the Company reasonably determines that I have breached any of my non-competition covenants set forth in Section 7(a), the Company may refuse to make any payments, and upon the Company’s request, I shall immediately return to the Company any payments already received, pursuant to this section, in addition to and without limiting any other legal or equitable relief available to the Company. For the avoidance of doubt, for purposes of this subsection (c), “base salary” refers to base compensation, and does not include any other form of compensation (including but not limited to, bonuses, reimbursement of expenses, travel discounts or other fringe benefits).

(d) I further agree that, during the Restricted Period, I will not, without the express prior written consent of the Company, directly or indirectly: (i) contact, communicate, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any person or entity that is (or was at any time within 12 months prior to the contact, communication, solicitation, transaction of business, or performance of services), a customer or prospective customer (as defined below) of the Company; (ii) solicit, recruit, hire, engage, or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is (or during the twelve (12) months immediately preceding the termination of my employment was) an employee, agent, consultant or independent contractor of the Company; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its customers, suppliers, vendors, lessors, licensors, independent contractors, agents or employees. A “prospective customer” is any individual or entity with respect to whom or which the Company was engaged in a solicitation at any during the twelve (12) months preceding the termination of my employment with the Company and in which solicitation I was in any way involved or otherwise had knowledge of or reasonably should have had knowledge of.

8. Non-Disparagement. I will not at any time during my employment with the Company disparage the reputation of the Company, its customers and its or their respective affiliates or any of its or their respective officers, directors, employees or agents provided, however, that such restrictions will not apply to (i) disclosing information about unlawful acts in the workplace, including discrimination or harassment to the Company’s human resources department or as part of the legal process; (ii) any confidential communications with any governmental entity (including communications made in the course of any government investigation) or in any dispute resolution proceedings to enforce any rights under this Agreement; or (iii) any rights protected by the National Labor Relations Act or other law or regulation.

9. Interpretation and Scope of this Agreement.

(a) Each provision of this Agreement will be interpreted on its own. If any provision is held to be unenforceable by a court of competent jurisdiction as written, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

(b) I understand and agree that if I breach or threaten to breach any of the provisions of this Agreement, including without limitation the provisions of Sections 1, 2, 7 or 8 hereof, the Company will suffer irreparable harm and damages would be an inadequate remedy. Accordingly, I acknowledge that Company shall be entitled to seek temporary, preliminary and permanent injunctive or other equitable relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) and to an equitable accounting of all earning, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity. In addition (and not instead of those rights), I further covenant that I shall be responsible for payment of the fees and expenses of Company’s attorneys and experts, as well as Company’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising directly or indirectly out of my violation or threatened violation of any of the provisions of this Agreement. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

(c) The provisions of this Agreement shall constitute the entire agreement of the Company and I with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings with respect to such matters.

(d) Any and all actions, claims or controversies arising directly or indirectly out of this Agreement, including, without limitation, tort claims, shall be governed and construed by the laws of the State of Illinois, without reference to the choice of laws provisions thereof. Any and all actions arising directly or indirectly out of this Agreement or my employment by the Company shall be brought and heard in the state and federal courts sitting in Cook County, Illinois , and I hereby irrevocably submit to the exclusive jurisdiction of any such courts. The Company and I hereby agree to waive our respective rights to a trial by jury.

(e) This Agreement shall be binding upon me and my executors, heirs and assigns and shall inure to the benefit of the Company, its affiliates and their respective successors and assigns (including, without limitation, a purchaser of all or substantially all of the assets of the Company or its affiliates). I may not assign this Agreement or any part hereof. Any purported assignment by me shall be null and void from the initial date of purported assignment.

(f) I acknowledge and agree that the services to be rendered by me to the Company are of a special and unique character, and that I will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Company’s employment. I acknowledge and agree that the restrictions on the activities in which I may engage that are set forth in Sections 1, 2, 7 and 8 of this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and shall survive the termination of my employment. I understand that the Company’s business is global and, accordingly, the restrictions cannot be limited to any particular geographic area. I further acknowledge that the restrictions contained in this Agreement will not prevent me from earning a livelihood.

(g) Nothing contained in this Agreement shall give me any right to continue to be employed by the Company or be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between me and the Company. The Company shall have the right to terminate my employment at any time, with or without cause or notice and no one at the Company has made any other representations to me with respect thereto.

(h) No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by me and by a duly authorized officer of the Company (other than me). No waiver by either of the parties hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties hereto in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

(i) Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

(j) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Executed counterparts of this Agreement may be delivered by facsimile, portable document format (.pdf) or other electronic means, which shall have the same effect as delivery of an executed original of this Agreement.

I represent and warrant that: (a) I have read this Agreement and understand all the terms and conditions hereof, (b) I have entered into this Agreement of my own free will and volition, (c) I have been advised by the Company that this Agreement is a legally binding contract and that I should seek my own independent attorney to review it, (d) I have the right, and have been afforded ample opportunity, to consult with my own attorney regarding this Agreement, and (e) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for my employment or continued employment by the Company.

Signature:

Print Name:	Victor Miller

Date:	December 28, 2023

Agreed and Accepted:

Orgenesis INC

By:	Vered Caplan
Title:	CEO